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                         INDEPENDENT AUDITOR'S CONSENT
                         -----------------------------


Board of Directors
Universal Health Services, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report, dated December 18, 1995, on the financial statements of Northwest Texas Healthcare System included in the Prospectus, dated June 20, 1996, filed by Universal Health Services, Inc. relating to its Registration Statement on Form S-3, Registration No. 333-04445, and to the reference to our Firm under the heading "Experts" in the Prospectus. Our report refers to an emphasis of the financial reporting entity and to a change in accounting for investment securities.



                                       /s/ CLIFTON, GUNDERSON P.L.L.C.
                                       -------------------------------

Amarillo, Texas
October 4, 1996